Investor Relations:

Deborah Abraham

Vice President, Investor Relations

(212) 287-8289

FOR IMMEDIATE RELEASE

WARNACO REPORTS SECOND QUARTER 2007 RESULTS

Second quarter revenues up 4.4%

Net income increased to $0.30 per diluted share

Company raises fiscal 2007 EPS guidance to $1.90-$2.00 per diluted share

______________________________________________________________________

NEW YORK -- August 7, 2007 -- The Warnaco Group, Inc. (NASDAQ: WRNC) today reported results for the second quarter ended June 30, 2007.

•

Net revenues rose 4.4% over the prior year quarter

•

Gross margin increased 320 basis points to 38.5% of net revenues

•

Operating margin increased 100 basis points to 4.8% of net revenues

•

Net income per diluted share increased by $0.23 to $0.30

“The results reported today reflect continued positive momentum in our business,” stated Joe Gromek, Warnaco’s President and Chief Executive Officer.  “Our worldwide Calvin Klein revenues were up more than 15% over the prior year, driving the improved results at both our Sportswear and Intimate Apparel Groups and more than offsetting the Swimwear Group’s declines.  International revenues for the quarter represented 42% of our total business and our direct-to-consumer revenues were 17%, and were the key drivers of the 320 basis point increase in gross margin along with improvements in Chaps.  We are pleased with these results, which led to a 33% improvement in operating income and a significant improvement in diluted earnings per share.”

Mr. Gromek concluded, “We remain focused on developing our global platform and growing our business worldwide.  We believe this approach will continue to differentiate Warnaco within the apparel industry and provide increased value for all Warnaco stakeholders.  As we enter the second half of the year, we continue to see organic revenue opportunities and believe fiscal 2007 is shaping up to be a year of substantial growth for our Company.”

Second Quarter Highlights

Total Company

Net revenues rose 4.4% to $465.1 million compared to $445.6 million in the prior year period and gross profit margin increased to 38.5% compared to 35.3% in the prior year quarter.  Selling, general and administrative expenses, as a percentage of net revenues, rose to 33.1% from 30.7% in the prior year quarter, driven by the mix in business (favoring international and direct to consumer), as well as increased marketing and other investments.  Operating income rose 32.7% to $22.2 million, or 4.8% of net revenues, from $16.7 million, or 3.8% of net revenues, in the second quarter of fiscal 2006.

Income from continuing operations was $13.7 million, or $0.29 per diluted share, compared to $5.5 million, or $0.12 per diluted share, in the prior year quarter and net income increased to $13.8 million, or $0.30 per diluted share, from $3.4 million, or $0.07 per diluted share, in the prior year quarter.

The quarter benefited from $6.3 million, or approximately $0.10 per diluted share (after-tax), of other income related primarily to net gains on the current portion of intercompany loans denominated in currency other than that of the foreign subsidiaries’ functional currency.  In addition, this quarter’s results include approximately $3.3 million, or $0.05 per diluted share (after-tax), of restructuring charges related primarily to the previously announced initiatives undertaken in the Company’s Swimwear Group.

The tax rate for the second quarter was 31.0%, due in part to the correction of errors in prior period income tax provisions in the amount of $1.6 million associated with the Company’s foreign subsidiaries.  These errors were not material to any prior period. The Company continues to anticipate an effective tax rate for 2007 of approximately 29.0%.

The translation of foreign currencies, primarily as a result of a stronger euro and Canadian dollar, increased second quarter 2007 net revenues, gross profit and operating income by approximately $8.8 million, $4.3 million and $0.6 million, respectively, compared to the second quarter of fiscal 2006.

Sportswear

Revenues for the Sportswear Group increased 15.1% to $192.9 million and operating income increased to $19.0 million, or 9.8% of Sportswear Group net revenues.  The Calvin Klein jeans businesses exceeded the Company’s expectations at retail and wholesale and the Chaps business, reversing a $4.6 million operating loss in the prior year quarter, reported operating profit of $2.8 million.  For the acquired Calvin Klein jeans businesses, net revenues grew 23.2% and operating profit was $3.1 million, or 3.9% of net revenues, up from a loss in last year’s second quarter.  At Chaps, product improvement and lower dilution resulted in stronger gross profit margins, which drove the improvement in profitability.

Intimate Apparel

The Intimate Apparel Group’s revenues rose 6.1% to $160.5 million and operating income increased to $21.8 million, or 13.6% of Intimate Apparel Group net revenues.  Global growth in the Company’s Calvin Klein Underwear business and continued momentum in Warner’s® drove the gains in both revenues and operating profit, offsetting declines at the Company’s other domestic intimate apparel brands and Lejaby®.

Swimwear

Swimwear Group revenues were $111.8 million, a decline of 11.8% from the prior year quarter, with an operating loss of $5.5 million.  The Swimwear Group’s operating loss included $3.2 million of restructuring expenses related to the previously announced initiatives to improve profitability.  Speedo’s core competitive and accessories businesses continued to perform well; however, softness in the mid-tier and mass channels negatively affected revenues and profitability.  Within its designer swim division, the Company continues to evaluate opportunities to improve productivity and profitability, including an ongoing review of its manufacturing operations.

Balance Sheet

Cash and cash equivalents at June 30, 2007 were $163.1 million compared to $138.4 million at July 1, 2006.  During the quarter, the Company used $30.5 million to repurchase 911,548 shares of the Company’s common stock.

Inventories were $357.1 million at June 30, 2007, up from $311.0 million at July 1, 2006.  The 14.8% increase is primarily related to the launch of Steel (the new Calvin Klein Underwear offering) as well as additional inventories to ensure appropriate service levels for the Company’s customers.

Fiscal 2007 Outlook

In light of the Company’s continued strong performance, for fiscal 2007, the Company now expects net revenues to grow 7% - 9% over fiscal 2006 levels and diluted earnings per share in the range of $1.90 - $2.00 (assuming minimal pension expense).

Conference Call Information

Stockholders and other persons are invited to listen to the second quarter earnings conference call scheduled for today, Tuesday, August 7, 2007, at 9:00 a.m. EDT.  To participate in Warnaco’s conference call, dial (877) 692-2592 approximately five to ten minutes prior to the 9:00 a.m. start time.  The call will also be broadcast live over the Internet at www.warnaco.com.  An online archive will be available following the call.

This press release was furnished to the SEC (www.sec.gov) and may also be accessed through the Company’s internet website: www.warnaco.com.

 ABOUT WARNACO

The Warnaco Group, Inc., headquartered in New York, is a leading apparel company engaged in the business of designing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear and accessories under such owned and licensed brands as Warner's®, Olga®, Lejaby®, Body Nancy Ganz®, Speedo®, Anne Cole®, Cole of California® and Catalina® as well as Chaps® sportswear and denim, Ocean Pacific® swimwear, Nautica® swimwear, Michael Kors® swimwear and Calvin Klein® men's and women's underwear, men’s and women’s bridge apparel and accessories, men's and women's  jeans and jeans accessories, junior women's and children's jeans and men’s and women's swimwear.

FORWARD-LOOKING STATEMENTS

The Warnaco Group, Inc. notes that this press release, the conference call scheduled for August 7, 2007, and certain other written, electronic and oral disclosure made by the Company from time to time, may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties and reflect, when made, the Company's estimates, objectives, projections, forecasts, plans, strategies, beliefs, intentions, opportunities and expectations. Actual results may differ materially from anticipated results or expectations and investors are cautioned not to place undue reliance on any forward-looking statements. Statements other than statements of historical fact are forward-looking statements. These forward-looking statements may be identified by, among other things, the use of forward-looking language, such as the words "believe," "anticipate," "estimate," "expect," "intend," "may," "project," "scheduled to," "seek," "should," "will be," "will continue," "will likely result," or the negative of those terms, or other similar words and phrases or by discussions of intentions or strategies.

The following factors, among others and in addition to those described in the Company's reports filed with the SEC (including, without limitation, those described under the headings "Risk Factors" and "Statement Regarding Forward-Looking Disclosure," as such disclosure may be modified or supplemented from time to time), could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by it: economic conditions that affect the apparel industry; the Company's failure to anticipate, identify or promptly react to changing trends, styles, or brand preferences; further declines in prices in the apparel industry; declining sales resulting from increased competition in the Company’s markets; increases in the prices of raw materials; events which result in difficulty in procuring or producing the Company's products on a cost-effective basis; the effect of laws and regulations, including those relating to labor, workplace and the environment; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; the Company’s ability to protect its intellectual property or the costs incurred by the Company related thereto; the Company’s dependence on a limited number of customers; the effects of consolidation in the retail sector; the Company’s dependence on license agreements with third parties; the Company’s dependence on the reputation of its brand names, including, in particular, Calvin Klein; the Company’s exposure to conditions in overseas markets in connection with the Company’s foreign operations and the sourcing of products from foreign third-party vendors; the Company's foreign currency exposure; the Company’s history of insufficient disclosure controls and procedures and internal controls and restated financial statements; unanticipated future internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; the effects of fluctuations in the value of investments of the Company’s pension plan; the sufficiency of cash to fund operations, including capital expenditures; the Company's ability to service its indebtedness, the effect of changes in interest rates on the Company's indebtedness that is subject to floating interest rates and the limitations imposed on the Company's operating and financial flexibility by the agreements governing the Company's indebtedness; the Company’s dependence on its senior management team and other key personnel; disruptions in the Company's operations caused by difficulties with the new systems infrastructure; the limitations on purchases under the Company's share repurchase program contained in the Company's debt instruments, the number of shares that the Company purchases under such program and the prices paid for such shares; the Company’s inability to achieve its strategic objectives, including gross margin, SG&A and operating profit goals, as a result of one or more of the factors described above or otherwise; the failure of acquired businesses to generate expected levels of revenues; the failure of the Company to successfully integrate such businesses with its existing businesses (and as a result, not achieving all or a substantial portion of the anticipated benefits of such acquisitions); and such acquired businesses being adversely affected, including by one or more of the factors described above and thereby failing to achieve anticipated revenues and earnings growth.

Schedule 1

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)

	Second Quarter of Fiscal 2007	Second Quarter of Fiscal 2006
	(Unaudited)	(Unaudited)
Net revenues	$465,118	$445,562
Cost of goods sold	285,953	288,385
Gross profit	179,165	157,177
Selling, general and administrative expenses	153,727	136,572
Amortization of intangible assets	3,617	3,825
Pension expense (income)	(407)	33
Operating income (a)	22,228	16,747
Other income	(6,323)	(771)
Interest expense	9,542	10,501
Interest income	(778)	(1,084)
Income from continuing operations before provision for income taxes	19,787	8,101
Provision for income taxes	6,129	2,599
Income from continuing operations	13,658	5,502
Income (loss) from discontinued operations, net of taxes	119	(2,079)
Net income	$13,777	$3,423

Basic income per common share:
Income from continuing operations	$0.30	$0.12
Income (loss) from discontinued operations	0.01	(0.05)
Net income	$0.31	$0.07

Diluted income per common share:
Income from continuing operations	$0.29	$0.12
Income (loss) from discontinued operations	0.01	(0.05)
Net income	$0.30	$0.07

Weighted average number of shares outstanding used in computing income per common share:
Basic	45,146,246	46,082,333
Diluted	46,534,530	46,935,529

(a)

Includes restructuring charges of $3,319 for the Second Quarter of Fiscal 2007 primarily related to the closure of a goggle manufacturing facility located in Canada and the rationalization of the Company’s swimwear workforce in Mexico and California.

Schedule 2

THE WARNACO GROUP, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, excluding per share amounts)

	Six Months Ended June 30, 2007	Six Months Ended July 1, 2006
	(Unaudited)	(Unaudited)
Net revenues (a)	$1,012,315	$898,744
Cost of goods sold	608,539	569,284
Gross profit	403,776	329,460
Selling, general and administrative expenses	311,759	268,762
Amortization of intangible assets	7,051	7,043
Pension expense (income)	(493)	5
Operating income (b), (c)	85,459	53,650
Other expense (income)	(6,926)	1,079
Interest expense	18,897	18,882
Interest income	(1,075)	(1,521)
Income from continuing operations before provision for income taxes	74,563	35,210
Provision for income taxes	22,817	11,516
Income from continuing operations	51,746	23,694
Income (loss) from discontinued operations, net of taxes	6	(6,389)
Net income	$51,752	$17,305

Basic income per common share:
Income from continuing operations	$1.15	$0.51
Loss from discontinued operations	—	(0.13)
Net income	$1.15	$0.38

Diluted income per common share:
Income from continuing operations	$1.11	$0.50
Loss from discontinued operations	—	(0.13)
Net income	$1.11	$0.37

Weighted average number of shares outstanding used in computing income per common share:
Basic	45,058,976	46,114,751
Diluted	46,482,664	46,999,123

(a)

For the Six Months Ended June 30, 2007 and the Six Months Ended July 1, 2006, includes $201,796 (inclusive of $34,411 for January 2007) and $124,125, respectively, related to the international Calvin Klein jeans (“CKJEA”) business which was acquired on January 31, 2006.

(b)

For the Six Months Ended June 30, 2007 and the Six Months Ended July 1, 2006, includes $18,583 (inclusive of $4,145 for January 2007) and $5,039, respectively, related to the CKJEA business which was acquired on January 31, 2006.

(c)

Includes restructuring charges of $4,161 for the Six Months Ended June 30, 2007 primarily related to the closure of a goggle manufacturing facility located in Canada and the rationalization of the Company’s swimwear workforce in Mexico and California.

Schedule 3

THE WARNACO GROUP, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2007	December 30, 2006	July 1, 2006
	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$163,054	$166,990	$138,372
Accounts receivable, net	278,570	294,993	278,748
Inventories	357,073	407,617	310,956
Assets of discontinued operations	4,532	5,657	—
Other current assets	57,830	72,943	75,763
Total current assets	861,059	948,200	803,839

Property, plant and equipment, net	118,317	122,628	131,389
Intangible and other assets	604,058	610,147	609,543
TOTAL ASSETS	$1,583,434	$1,680,975	$1,544,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$45,360	$108,739	$43,554
Accounts payable and accrued liabilities	275,279	336,883	253,765
Liabilities of discontinued operations	1,678	7,527	—
Accrued income taxes payable	15,892	41,174	43,863
Total current liabilities	338,209	494,323	341,182
Long-term debt	331,402	332,458	382,750
Other long-term liabilities	189,977	171,280	161,196
Total stockholders’ equity	723,846	682,914	659,643
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,583,434	$1,680,975	$1,544,771

Schedule 4

THE WARNACO GROUP, INC.

NET REVENUES AND OPERATING INCOME BY BUSINESS GROUP

(Dollars in thousands)

(Unaudited)

Net revenues:

	Second Quarter of Fiscal 2007	Second Quarter of Fiscal 2006	Increase / (Decrease)	% Change
Sportswear Group	$192,890	$167,622	$25,268	15.1%
Intimate Apparel Group	160,475	151,262	9,213	6.1%
Swimwear Group	111,753	126,678	(14,925)	-11.8%
Net revenues	$465,118	$445,562	$19,556	4.4%

	Second Quarter of Fiscal 2007	% of Group Net Revenues	Second Quarter of Fiscal 2006	% of Group Net Revenues
Operating income (loss):
Sportswear Group (a), (b)	$18,981	9.8%	$2,498	1.5%
Intimate Apparel Group (a), (b)	21,796	13.6%	18,723	12.4%
Swimwear Group (a), (b)	(5,506)	(4.9)%	3,811	3.0%
Unallocated corporate expenses	(13,043)	na	(8,285)	na
Operating income	$22,228	na	$16,747	na
Operating income as a percentage of total net revenues	4.8%		3.8%

(a) Includes an allocation of shared services expenses as follows:

	Second Quarter of Fiscal 2007	Second Quarter of Fiscal 2006
Sportswear Group	$4,942	$5,194
Intimate Apparel Group	$3,807	$3,335
Swimwear Group	$6,432	$4,739
(b) Includes restructuring charges as follows:

	Second Quarter of Fiscal 2007	Second Quarter of Fiscal 2006
Sportswear Group	$21	$—
Intimate Apparel Group	19	—
Swimwear Group	3,279	—
	$3,319	$—

Schedule 5

THE WARNACO GROUP, INC.

NET REVENUES AND OPERATING INCOME BY BUSINESS GROUP

(Dollars in thousands)

(Unaudited)

Net revenues:

	Six Months Ended June 30, 2007	Six Months Ended July 1, 2006	Increase / (Decrease)	% Change

Sportswear Group (a)	$428,321	$335,494	$92,827	27.7%
Intimate Apparel Group	335,451	302,221	33,230	11.0%
Swimwear Group	248,543	261,029	(12,486)	-4.8%
Net revenues	$1,012,315	$898,744	$113,571	12.6%

(a)

For the Six Months Ended June 30, 2007 and the Six Months Ended July 1, 2006, includes $201,796 (inclusive of $34,411 for January 2007) and $124,125, respectively, related to the CKJEA business which was acquired on January 31, 2006.

	Six Months Ended June 30, 2007	% of Group Net Revenues	Six Months Ended July 1, 2006	% of Group Net Revenues
Operating income (loss):
Sportswear Group (a), (b), (c)	$46,595	10.9%	$10,440	3.1%
Intimate Apparel Group (a), (c)	51,271	15.3%	35,166	11.6%
Swimwear Group (a), (c)	13,447	5.4%	22,977	8.8%
Unallocated corporate expenses	(25,854)	na	(14,933)	na
Operating income	$85,459	na	$53,650	na
Operating income as a percentage of total net revenues	8.4%		6.0%

(a)	Includes an allocation of shared services expenses as follows:

	Six Months Ended June 30, 2007	Six Months Ended July 1, 2006
Sportswear Group	$9,881	$10,353
Intimate Apparel Group	$7,617	$6,646
Swimwear Group	$12,864	$9,357

(b)

For the Six Months Ended June 30, 2007 and the Six Months Ended July 1, 2006, includes $18,583 (inclusive of $4,145 for January 2007) and $5,039, respectively, related to the CKJEA business which was acquired on January 31, 2006.

(c)	Includes restructuring charges as follows:

	Six Months Ended June 30, 2007	Six Months Ended July 1, 2006
Sportswear Group	$119	$—
Intimate Apparel Group	120	—
Swimwear Group	3,945	—
Unallocated corporate expenses	(23)	—
	$4,161	$—

Schedule 6

THE WARNACO GROUP, INC.

NET REVENUES AND OPERATING INCOME BY REGION & CHANNEL

(Dollars in thousands)

(Unaudited)

By Region:	Net Revenues
	Second Quarter of Fiscal 2007	Second Quarter of Fiscal 2006	Increase / (Decrease)	% Change
United States	$271,161	$270,199	$962	0.4%
Europe	100,587	89,585	11,002	12.3%
Asia	50,764	43,301	7,463	17.2%
Canada	27,312	26,103	1,209	4.6%
Central and South America	15,294	16,374	(1,080)	-6.6%
Total	$465,118	$445,562	$19,556	4.4%

	Operating Income
	Second Quarter of Fiscal 2007	Second Quarter of Fiscal 2006	Increase / (Decrease)	% Change
United States	$16,497	$8,738	$7,759	88.8%
Europe	5,822	1,397	4,425	316.8%
Asia	6,749	5,961	788	13.2%
Canada	4,180	6,045	(1,865)	-30.9%
Central and South America	2,023	2,891	(868)	-30.0%
Unallocated corporate expenses	(13,043)	(8,285)	(4,758)	57.4%
Total	$22,228	$16,747	$5,481	32.7%

By Channel:	Net Revenues
	Second Quarter of Fiscal 2007	Second Quarter of Fiscal 2006	Increase	% Change
Wholesale	$385,227	$382,396	$2,831	0.7%
Retail	79,891	63,166	16,725	26.5%
Total	$465,118	$445,562	$19,556	4.4%

	Operating Income
	Second Quarter of Fiscal 2007	Second Quarter of Fiscal 2006	Increase / (Decrease)	% Change
Wholesale	$20,134	$15,957	$4,177	26.2%
Retail	15,137	9,075	6,062	66.8%
Unallocated corporate expenses	(13,043)	(8,285)	(4,758)	57.4%
Total	$22,228	$16,747	$5,481	32.7%

Schedule 7

THE WARNACO GROUP, INC.

NET REVENUES AND OPERATING INCOME BY REGION & CHANNEL

(Dollars in thousands)

(Unaudited)

By Region:	Net Revenues
	Six Months Ended June 30, 2007	Six Months Ended July 1, 2006	Increase	% Change
United States	$554,104	$545,133	$8,971	1.6%
Europe (a)	259,853	188,056	71,797	38.2%
Asia (b)	113,502	84,422	29,080	34.4%
Canada	52,063	50,054	2,009	4.0%
Central and South America	32,793	31,079	1,714	5.5%
Total	$1,012,315	$898,744	$113,571	12.6%

(a)

Includes $106,463 (inclusive of $18,011 for January 2007) and $58,044 for the Six Months Ended June 30, 2007 and Six Months Ended July 1, 2006, respectively, related to the CKJEA business which was acquired on January 31, 2006.

(b)

Includes $95,333 (inclusive of $16,400 for January 2007) and $66,081 for the Six Months Ended June 30, 2007 and Six Months Ended July 1, 2006, respectively, related to the CKJEA business which was acquired on January 31, 2006.

	Operating Income
	Six Months Ended June 30, 2007	Six Months Ended July 1, 2006	Increase / (Decrease)	% Change
United States	$46,956	$26,396	$20,560	77.9%
Europe (a)	33,308	12,357	20,951	169.5%
Asia (b)	16,550	13,447	3,103	23.1%
Canada	9,093	11,612	(2,519)	-21.7%
Central and South America	5,406	4,771	635	13.3%
Unallocated corporate expenses	(25,854)	(14,933)	(10,921)	73.1%
Total	$85,459	$53,650	$31,809	59.3%

(a)

Includes income of $8,602 (inclusive of $1,358 for January 2007) and a loss of $3,086 for the Six Months Ended June 30, 2007 and Six Months Ended July 1, 2006, respectively, related to the CKJEA business which was acquired on January 31, 2006.

(b)

Includes $9,981 (inclusive of $2,787 for January 2007) and $8,125 for the Six Months Ended June 30, 2007 and Six Months Ended July 1, 2006, respectively, related to the CKJEA business which was acquired on January 31, 2006.

By Channel:	Net Revenues
	Six Months Ended June 30, 2007	Six Months Ended July 1, 2006	Increase	% Change
Wholesale (a)	$854,162	$788,254	$65,908	8.4%
Retail (b)	158,153	110,490	47,663	43.1%
Total	$1,012,315	$898,744	$113,571	12.6%

(a)

Includes $106,877 (inclusive of $19,560 for January 2007) and $61,538 for the Six Months Ended June 30, 2007 and Six Months Ended July 1, 2006, respectively, related to the CKJEA business which was acquired on January 31, 2006.

(b)

Includes $94,919 (inclusive of $14,851 for January 2007) and $62,587 for the Six Months Ended June 30, 2007 and Six Months Ended July 1, 2006, respectively, related to the CKJEA business which was acquired on January 31, 2006.

	Operating Income
	Six Months Ended June 30, 2007	Six Months Ended July 1, 2006	Increase / (Decrease)	% Change
Wholesale (a)	$85,403	$53,195	$32,208	60.5%
Retail (b)	25,910	15,388	10,522	68.4%
Unallocated corporate expenses	(25,854)	(14,933)	(10,921)	73.1%
Total	$85,459	$53,650	$31,809	59.3%

(a)

Includes income of $7,290 (inclusive of $2,057 for January 2007) and a loss of $1,208 for the Six Months Ended June 30, 2007 and Six Months Ended July 1, 2006, respectively, related to the CKJEA business which was acquired on January 31, 2006.

(b)

Includes $11,293 (inclusive of $2,088 for January 2007) and $6,247 for the Six Months Ended June 30, 2007 and Six Months Ended July 1, 2006, respectively, related to the CKJEA business which was acquired on January 31, 2006.